Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of January 01, 2022 (the “Effective Date”) is made between Agenus Inc., a Delaware corporation, having an address at 3 Forbes Road, Lexington, MA 02421 (“Agenus”), and Jennifer S. Buell, PhD an individual having an address at 88 Pine Street Dover, MA 02030 (the “Consultant”) (each a “Party” and collectively the “Parties”).

WHEREAS, Agenus desires to retain the services of Consultant, and Consultant desires to perform certain services for Agenus;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agenus and Consultant hereby agree as follows:

1.Services.

1.1Description of Services. Subject to the terms and conditions of this Agreement, Agenus hereby retains Consultant to perform for Agenus the services specified in “Attachment 1” attached (the “Attachment”) to this Agreement executed by the Parties (the “Services”).  Consultant shall ensure that the Services are performed promptly and diligently.

As used in this Agreement “Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party.  As used in this Agreement, “control” means direct or indirect ownership of fifty percent (50%) or more of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.

1.2Non-Solicitation.  Consultant agrees that during the term of this Agreement and for a period of one (1) year thereafter, Consultant shall not, directly or indirectly, (i) solicit, divert, or take away, or attempt to divert or take away, the business or patronage of any clients, customers, or accounts of Agenus, or (ii) recruit, solicit, or hire any employee of Agenus, or induce or attempt to induce any employee of Agenus, to discontinue his or her relationship with Agenus, except as done in consultation and agreement with Agenus.   For purposes of clarity, nothing in this Section 1.2 shall be interpreted to limit the ability of the Consultant to solicit partners, collaborators, vendors, or service providers for MiNK Therapeutics, Inc.

1.3Third Party Obligations.  Agenus understands that the Consultant is CEO of MiNK Therapeutics, Inc. (“MiNK”) and as such, in the future, her obligations to MiNK may conflict with those to Agenus set forth in this Agreement.  Consultant represents and warrants to Agenus that, to her knowledge, none of her current obligations, including obligations to MiNK, conflict with this Agreement or the Services.  If Consultant determines that performance of Services may reasonably lead to a conflict of interests, she will immediately notify Agenus and shall refrain from providing Services until the Parties are able to resolve the conflict.  If the Parties are unable to resolve the conflict, the Parties agree to mutually terminate the Agreement pursuant to Section 3.2

1.4No Disparagement.  Consultant agrees that during the Term and thereafter, Consultant shall not disparage Agenus or any of its Affiliates, or their respective directors, officers,

Exhibit 10.2

employees, consultants, or agents, or otherwise make any statement or take any actions that would be materially harmful to the business, interests or reputation of Agenus or any of its Affiliates, or their respective directors, officers, employees, consultants, or agents. Notwithstanding to foregoing, nothing in this Section 1.4 shall prevent Consultant from taking any action in her role as CEO of MiNK, including, but not limited to, recommending against the election of, or hiring of, any Agenus director, officer, employee, consultant, or agent on behalf of MiNK.

2.Compensation.

2.1Compensation.  In exchange for the timely completion of Services during the Term, Agenus shall pay to Consultant compensation as set forth in the Attachment. Fees will be paid in accordance with the requirements set forth in the Attachment. All compensation and expense reimbursements to be paid under this Agreement shall be paid to Consultant in U.S. Dollars.  Consultant acknowledges and agrees that payments made hereunder are for Services performed by Consultant.  No payments shall be passed through to third parties on behalf of Agenus without a valid invoice or other written documentation between the Parties evidencing such payment arrangement.

2.2Reimbursement of Expenses.  Agenus shall reimburse Consultant for reasonable travel and other out-of-pocket expenses pre-approved by Agenus in writing, and incurred by Consultant in performance of the Services and in accordance with Agenus’s Travel & Expense Policy and Procedures, as may be amended from time to time by Agenus, provided that Consultant shall have submitted to Agenus written expense statements and other supporting documentation in a form that is reasonably satisfactory to Agenus. Agenus shall provide Consultant with a check for any amounts due under this Section 2.2 within forty-five (45) days after Agenus receives satisfactory documentation.

2.3Independent Contractor.  Consultant is an independent contractor of Agenus.  Consultant acknowledges and agrees that Agenus will not provide Consultant with any benefits except those benefits disclosed herein.  Consultant is also responsible for the payment and the withholding of all applicable taxes, levies and/or duties applicable to any compensation or reimbursements paid to Consultant hereunder in accordance with all applicable laws, rules and regulations.

3.Term and Termination.

3.1Term.  This Agreement shall commence on the Effective Date and shall remain in effect for a period of three (3) years, unless extended by mutual written agreement of the Parties, or earlier terminated in accordance with the provisions of this Article 3.

3.2General Termination.  Either Party may terminate this Agreement with or without cause upon fourteen (14) days prior written notice to the other Party with no further obligation, other than payment of compensation in accordance with Article 2 for Services rendered, pro rata, in accordance with this Agreement.

(a)Immediate Termination by Agenus.  Agenus may terminate this Agreement immediately upon written notice to Consultant (or his/her legal representative) in the event (i) of the death or legal incapacity of Consultant or (ii) that Consultant is otherwise no longer able to

Exhibit 10.2

perform the Services or (iii) if Consultant materially breaches any provision of Sections 1.2, 1.3, 1.4, 7.3 or Articles 4, 5 or 6.

(b)Termination Other than for Cause by Agenus.  Agenus may terminate the Agreement with the Consultant, other than for cause as set forth in Section 3.2(a), at any time upon fourteen days advanced written notice to the Consultant.  In the event of such termination (which shall not, for the avoidance of doubt, include a termination of employment by reason of the Consultant’s death or disability), in addition to any final compensation due to the Consultant, Agenus shall continue to pay the Consultant her cash compensation as set forth in the Attachment until the conclusion of a period of twelve (12) months following the date of termination (the “Severance Benefits”).

(c)Immediate Termination by Consultant.  In the event that Agenus commits a material breach of its obligations under this Agreement, Consultant may immediately terminate this Agreement upon written notice to Agenus..

3.3Change in Control.  Subject to any conflicting terms for a given option award or restricted stock unit award (which terms shall control and govern):

(a)If a change in control (as defined herein) occurs, on the date of such Change in Control fifty-percent (50%) of any stock options or shares of restricted stock of Agenus previously granted or issued to the Consultant that are outstanding and unvested as of the date of the Change in Control shall become vested, exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture, provided that the Consultant is engaged by Agenus on the date of such Change in Control.

(b)If a Change in Control occurs and within eighteen (18) months following such Change in Control, Agenus terminates this Agreement other than for cause pursuant to 3.2 (a)(ii) or (iii), then, in lieu of any payments to or on behalf of the Consultant under Section 3.2(b) hereof, but in addition to any final compensation due to the Consultant for performance of Services, Agenus shall provide the Consultant the following (in the aggregate, the “Change in Control Severance Benefits”):  (A) Agenus shall pay to the Consultant in one lump sum an amount equal to eighteen (18) months of her cash compensation as set forth in Attachment 1, (B) any outstanding unvested options granted or issued to the Consultant as of the date of the Change in Control shall become vested and shall be exercisable for ninety (90) days following termination of the Agreement, and (C) any shares of unvested restricted stock of the Agenus granted or issued to the Consultant as of the date of the Change in Control shall become vested and no longer subject to forfeiture.

(c)For the purpose of this Section 3.3, a “Change in Control” shall mean: (i) the acquisition by any Organization of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the common stock of the Company; provided, however, that for purposes of this subsection (i), an acquisition shall not constitute a Change in Control if it is by a Benefit Plan sponsored or maintained by Agenus or (ii) individuals who, as of June 19, 2019, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to June 19, 2019 whose election, or nomination for election by

Exhibit 10.2

the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent board (or a majority of the members of a nominating committee who are members of the incumbent board) shall be treated as a member of the incumbent board unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Organization other than the board; or (iii) consummation of a merger or consolidation involving Agenus, or a sale or other disposition of all or substantially all of the assets of Agenus, (a “Transaction”) in each case unless, immediately following such transaction, (x) the beneficial owners of the common stock of Agenus outstanding immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such Transaction (including, without limitation, an entity which as a result of such transaction owns Agenus or all or substantially all of Agenus’s assets either directly or through one or more subsidiaries), (y) no Organization (excluding any entity resulting from such Transaction or any Benefit Plan of the Company or such entity resulting from such Transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such entity and (z) at least a majority of the members of the board of directors or similar board of the entity resulting from such Transaction were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the board, providing for such Transaction; or (iv) the complete liquidation or dissolution of Agenus; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change in Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5)(i) of the Treasury regulations.  For purposes of the foregoing:  “Benefit Plan” means any employee benefit plan, including any related trust; “Exchange Act” means the Securities Exchange Act of 1934, as amended; and “Organization” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

3.4In the event that it is determined that any payment or benefit provided by Agenus or any of its Affiliates to or for the benefit of the Consultant, either under this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision(s) (“Section 4999”), the payments or benefits otherwise payable will be automatically reduced to the extent necessary so that such excise tax shall not be applicable.  The specific payments to be reduced for this purpose will be determined at the Agenus’s discretion, but reductions shall first be applied to payments that are in the form of cash payments (rather than accelerated vesting of equity incentive awards).

3.5In no event shall Agenus have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

Exhibit 10.2

3.6Survival.  The following provisions shall survive the expiration or termination of this Agreement: Articles 3, 4, 5 and 6; Sections 1.2, 1.4, and 7.3 through 7.10..

4.Confidential Information.

4.1Definition of Confidential Information.  Confidential Information shall mean any technical or business information furnished by or on behalf of Agenus to Consultant in connection with this Agreement or developed by Consultant in the course of performing the Services, regardless of whether such Confidential Information is in oral, electronic or written form.  Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

4.2Obligations.  Consultant shall

(a)maintain all Confidential Information in strict confidence; and

(b)use all Confidential Information solely for the purpose of providing the Services as  requested by Agenus; and

(c)reproduce the Confidential Information only to the extent necessary for providing the Services as requested by Agenus, with all such reproductions being considered Confidential Information;

(d)disclose the Confidential Information only as expressly permitted in order to perform the Services; and

(e)not disclose or publish any Confidential Information to any third party without the express prior written consent of Agenus, in each case in Agenus’s sole discretion.

4.3Exceptions.  The obligations of Consultant under Section 4.2 shall not apply to the extent that Consultant can demonstrate that certain information:

(a)was in the public domain prior to the time of its disclosure or development under this Agreement;

(b)entered the public domain after the time of its disclosure or development under this Agreement other than due to an act or omission by Consultant;

(c)was independently developed by Consultant prior to the time of its disclosure or development under this Agreement, as documented by writing, and without access to Confidential Information; or

(d)is or was disclosed to Consultant at any time prior to its disclosure or development under this Agreement, without restriction, by a third party having no fiduciary

Exhibit 10.2

relationship with Agenus and having no obligation of confidentiality with respect to such Confidential Information.

4.4Required Disclosures.  In addition, Consultant may disclose Confidential Information to the extent necessary to comply with applicable laws or regulations, or with a court or administrative order, provided that Consultant (i) gives Agenus prompt written notice of such requirement, (ii) takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure, and (iii) discloses only the Confidential Information strictly required to comply with such legal obligation.

4.5Return of Confidential Information; Survival of Obligations.  Upon the termination of this Agreement, or earlier at the request of Agenus, Consultant shall return to Agenus all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of Consultant.  The obligations set forth in this Article 4 shall remain in effect for a period of five (5) years after termination of this Agreement, except that the obligations of Consultant to return Confidential Information shall survive until fulfilled.  Consultant acknowledges and agrees that the Confidential Information is of extreme value to Agenus, and any use or disclosure thereof other than as expressly allowed under this Agreement would cause irreparable harm to Agenus for which Agenus may obtain relief as contemplated in Section 7.9 of this Agreement, and that such unauthorized disclosure may represent Consultant’s violation of U.S. securities laws.

5.Developments; Third Party IP; Avoidance of Claims.

5.1Developments.  “Developments” shall mean any and all inventions, developments, data, discoveries, improvements, ideas, or concepts, and related documentation, and any other works of invention or authorship (whether or not patentable or copyrightable) which Consultant has conceived, discovered, developed, or reduced to practice or tangible medium in the course of providing the Services, or which directly arise from access to and/or use of Confidential Information, and any and all intellectual property rights in any of the foregoing.  Consultant shall promptly disclose to Agenus any and all Developments.  Consultant acknowledges and agrees that all Confidential Information and Developments is and shall remain the exclusive property of Agenus or the third party entrusting any Confidential Information to Agenus.  Consultant shall and hereby assigns, conveys, and grants to Agenus, all of his or her right, title, and interest in and to any and all Developments.

5.4Third-Party Intellectual Property.  Consultant acknowledges that Agenus does not desire to acquire any trade secrets, know-how, confidential information, or other intellectual property that Consultant may have acquired from or developed for any third party (“Third-Party IP”).  Consultant agrees that in the course of providing the Services, Consultant shall not improperly use or disclose any Third-Party IP.

5.5Avoidance of Claims by Third-Parties.  Unless covered by an appropriate agreement between any third party and Agenus, Consultant shall not knowingly engage in any

Exhibit 10.2

activities or use any facilities, funds or equipment, in the course of providing Services, which could result in claims of ownership to any Developments by such third party.

6.U.S. Foreign Corrupt Practices Act Compliance.

6.1Consultant understands that Agenus is an issuer of securities in the United States and is subject to the provisions of the U. S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78m, 78dd-1 through 78dd-3 (“FCPA”).  This law prohibits making, promising or offering to make corrupt payments to foreign officials, political parties or candidates, or making payments to other persons who will offer or make payments to any of the aforementioned parties in order to obtain business, retain business or gain an improper advantage.  Consultant represents and warrants to Agenus that Consultant is familiar with and understands the FCPA, and Consultant further represents and warrants to Agenus that throughout the period in which Consultant provides Services to Agenus, neither Consultant, nor any person performing Services on behalf of Consultant will engage in any activity that could cause a violation of any provision of the FCPA by Agenus. Consultant has received a copy of Agenus’s Code of Conduct and FCPA Compliance Memorandum (each a “Policy”).  Consultant represents and warrants that Consultant has had the opportunity to review the Policy, understands the Policy, and will comply with it.

6.2Representations.  Consultant represents and warrants to Agenus that throughout the period in which Consultant provides Services to Agenus, neither Consultant, nor any person performing Services on behalf of Consultant will engage in any activity that could cause a violation of any provision of the FCPA by Agenus.  Consultant represents and warrants that Consultant has not made, promised to make, or arranged for any third party to make any payments or gifts to foreign officials in connection with Consultant’s engagement by Agenus.  Further, Consultant represents and warrants to Agenus that Consultant has not violated any anti-corruption law and further that Consultant is not involved in, or the subject of, any investigation involving bribery, corruption or improper payments to foreign government officials, as defined in the FCPA.  Consultant agrees to update these representations and warranties on a periodic basis as required by Agenus in a format prescribed by Agenus.

6.3Notice of Violation.  Consultant agrees to notify Agenus immediately in writing if Consultant or any person who is performing Services hereunder on behalf of Consultant is suspected of violating any anti-corruption law or becomes involved in, or a subject of, an investigation or law enforcement inquiry into possible improper payments to foreign officials or possible violations of anti-corruption laws.   Consultant further agrees to provide such notification if Consultant or any person performing Services hereunder on behalf of Consultant becomes involved in any action, suit, claim, investigation or proceeding that is pending, or to the knowledge

Exhibit 10.2

of Consultant threatened, relating to a potential violation of any anti-corruption laws, including the FCPA.

6.4Audits.  Consultant agrees to grant Agenus the right to audit Consultant’s books and records regarding the receipt and disposition of any payments made to Consultant by Agenus, and Consultant further agrees to cooperate with Agenus in connection with such audits.

6.5Material Provision.  It is agreed between Consultant and Agenus that this Article 6 is deemed by the Parties to be a material provision of this Agreement.

6.6 Consultant has received a copy of Agenus’s Code of Business Conduct and Ethics  (the “Policy”).  Consultant represents and warrants that Consultant has had the opportunity to review the Policy, understands the Policy, and will comply with it.

7.Miscellaneous.

7.1Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.2Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that Agenus may assign this Agreement to an Affiliate or in connection with the merger, consolidation, or sale of all or substantially all of its business or assets relating to this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors, assigns, heirs, and personal representatives.

7.3Insider Trading.  Consultant acknowledges that Consultant may receive material, non-public information about Agenus and its business in the course of providing the Services, that this information must be maintained in strict confidence, and that the U.S. securities laws restrict trading on the basis of such information or providing such information to third parties who may trade on such information.

7.4Publicity.  Consultant consents to use by Agenus of Consultant’s name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Agenus.

7.5Notices.   Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) upon confirmation of delivery by email if sent during normal business hours, and otherwise on the next business day, (c) on the next business day after timely delivery to an overnight courier (postage prepaid), or (d) on the third business day after deposit in the United States mail (certified or registered mail return receipt requested, postage prepaid), to the addresses of the Parties set forth in the first paragraph of this Agreement, and in the case of correspondence to Agenus, with a copy to “Legal

Exhibit 10.2

Department” at the same address.  Either Party may change its designated address by notice to the other Party in the manner provided in this Section 7.5.

7.6Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings.  This Agreement may be modified, amended, or supplemented only by means of a written instrument signed by both Parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

7.7Governing Law.  This Agreement has been drafted in the English Language and the English language shall govern its interpretation.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflict of laws principles.

7.8Severability.  In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.  If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity, or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.  To the extent this Agreement may be construed in accordance with the laws of any state that limits the assignability to Agenus of certain Developments, the provisions of this Agreement shall be modified to conform to such state limitation while most closely effectuating the original intention of the Parties (e.g., by providing for fully paid up license rights, or the like).

7.9Equitable Relief.  Consultant acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Agenus and are reasonable for such purpose.  Consultant agrees that any breach or threatened breach of his or her obligations under this Agreement will cause irreparable harm to Agenus.  Therefore, in addition to any other remedies that may be available to Agenus, Agenus may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any obligations of Consultant under this Agreement.

7.10Massachusetts Information Security Regulations Compliance. Massachusetts Information Security Regulations, 201 Code of Mass. Regs. 17.00 et seq. (the “IS Regulations”) mandate procedures to safeguard the “Personal Information,” as defined in the IS Regulations, of Massachusetts residents. Because Consultant may have access to the Personal Information of Agenus’s employees, contractors, business associates, or customers who are Massachusetts residents (“Protected Information”), the IS Regulations require Consultant to certify compliance with the IS Regulations. Accordingly, Consultant agrees that, as long as Consultant has access to or maintains copies of Protected Information Consultant will: (a) comply with the IS Regulations with respect to the Protected Information, (b) promptly notify Agenus of any suspected or actual

Exhibit 10.2

data breach involving Protected Information, and (c) cooperate with Agenus to investigate and remediate any suspected or actual data breach involving Protected Information.

7.11Whistleblower Notice.  Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

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Exhibit 10.2

IN WITNESS WHEREOF, the Parties each have caused this Agreement to be executed by their duly respective authorized representative.

AGENUS INC.	CONSULTANT

  /s/ Garo H. Armen                   /s/ Jennifer Buell

Name:	Garo H. ArmenName: Jennifer S. Buell, PhD

Charmain and CEO

Title:Charmain and CEO

Exhibit 10.2

Attachment 1

Consulting Services

THE UNDERSIGNED HEREBY ACKNOWLEDGE AND AGREE THAT THIS ATTACHMENT IS INCORPORATED BY REFERENCE INTO, AND SUBJECT TO THE PROVISIONS OF, THAT CERTAIN CONSULTING AGREEMENT BETWEEN THE PARTIES DATED AS OF THE DATE HEREOF (THE “AGREEMENT”).

Description of Services

Consultant shall provide the following Services to Agenus Inc. (“Agenus”):

Consultant shall serve as a member of Agenus' Executive Council and provide such services and fulfill such duties and obligations as is required of a member of Agenus’ Executive Council.

Compensation

Cash: Agenus shall pay Consultant One Hundred and Fifty Thousand Dollars on an annual basis ($150,000.00) for Services performed by Consultant pursuant to this Agreement.  Company may pay $ $12,500 per month or $ $6,250.00 bi-weekly.

Stock Options: Agenus shall issue Consultant options to purchase one hundred and fifty thousand (150,000) shares of Agenus’ stock subject to the Agenus Inc. 2019 Equity Incentive Plan.  The stock options shall have a grant date of January 2, 2022 (“Grant Date”) and a three-year vesting schedule such that one-third of the options granted shall  vest  on  the  one-year anniversary of the Grant Date, with the remainder vesting in equal quarterly installments over the next two years such that all options are fully vested on the third anniversary.

In accordance with Section 2.2 (Reimbursement of Expenses) of the Agreement, Company agrees to reimburse Consultant for pre-approved, reasonable and necessary out-of-pocket expenses incurred by Consultant in performance of the Services.

AGENUS INC.	CONSULTANT

   /s/ Garo H. Armen                 /s/ Jennifer Buell

Name:	Garo H. ArmenName: Jennifer S. Buell, PhD

Chairman and CEO

Title:Chairman and CEO